UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 15, 2008
Date of Report (Date of earliest event reported)

CIT GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31369 (Commission File Number)	65-1051192 (I.R.S. Employer Identification No.)

505 Fifth Avenue
New York, New York 10017
(Address of principal executive offices, including zip code)

(212) 771-0505
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

        On January 15, 2008, CIT Group Inc. (“CIT”) implemented a retention program (the “Retention Program”) for Jeffrey M. Peek, Chairman and Chief Executive Officer, and an additional number of other executive officers and employees of CIT. No named executive officer of CIT other than Mr. Peek is eligible to participate in the Retention Program. The Compensation Committee (the “Committee”) and the full Board of Directors of CIT approved the Retention Program to provide an additional incentive for participating employees to remain an employee of CIT given, among other things, the decline in value of outstanding long-term incentives previously awarded to these employees.

        Pursuant to the Retention Program, each participant received a grant of restricted cash units (“RCUs”) under the CIT Long-Term Incentive Plan (the “Plan”). Each RCU represents a right to receive a future cash payment equal to the fair market value of one share of CIT common stock. Mr. Peek received an award of 150,000 RCUs.

        The RCUs vest over two years, with 50% vesting on January 17, 2009 and 50% vesting on January 17, 2010. Upon settlement of the RCUs, a cash payment will be made to the participant thirty days following vesting. Mr. Peek immediately vests in 100% of his RCUs (i) if he resigns for Good Reason, (ii) if his employment is terminated by the Company without Cause (as defined in his employment agreement), (iii) if his employment is terminated due to his death or Disability (as defined in his employment agreement) or (iv) upon a Change in Control (as defined in the Plan). If Mr. Peek resigns other than for Good Reason or is terminated for Cause, he immediately forfeits his unpaid RCUs.

        A form of RCU Award Agreement is included as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01. Exhibits.

(c) Exhibits

99.1 Form of RCU Award Agreement.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, CIT Group Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CIT Group Inc.

Dated: January 22, 2008	By: /s/ Robert J. Ingato Robert J. Ingato General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Form of RCU Award Agreement.